Exhibit 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054

Tel. (973) 386-9696 Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES

SECOND QUARTER FINANCIAL RESULTS INCLUDING INCREASES IN
REVENUE OF 9.6% AND NET INCOME of 30.8%

NEWS RELEASE

Contact: Robert Censullo

(973) 386-9696

 Monday, August 13, 2012

Parsippany, New Jersey – Wireless Telecom Group, Inc. (NYSE Amex: WTT) announced today results for the second quarter and six months ended June 30, 2012.

For the quarter ended June 30, 2012, the Company reported net sales of $7,092,000, compared to $6,473,000 for the same period in 2011, an increase of 9.6%.

The Company also reported net income of $655,000 or $0.03 per diluted share for the second quarter of 2012, compared to net income of $501,000, or $0.02 per diluted share, for the second quarter of 2011, an increase of 30.8%.

For the six months ended June 30, 2012, the Company reported net sales of $13,994,000, compared to $12,550,000 for the same period in 2011, an increase of 11.5%.

The Company also reported net income of $1,311,000 or $0.05 per diluted share for the first six months of 2012, compared to net income of $887,000, or $0.04 per diluted share, for the same period of 2011, an increase of 47.9%.

Paul Genova, CEO of Wireless Telecom Group, Inc. stated “We are encouraged by strong order growth being experienced in our Network Solutions business segment as well as our Test & Measurement segment. Revenue in the Network Solutions segment for the first half of 2012 increased 11% to $6,546,000 compared to the prior year period. Revenue in our Test and Measurement segment for the first half of 2012 increased 11.9% to $7,448,000 compared to the prior year period. Gross profit margins on consolidated sales increased to 49.6% for the first six months of 2012 compared to 44.4% in the prior year period. Improvements in revenue along with reduced costs for material and labor contributed to improved margins.”

Continued Genova, “We will continue to execute our strategy for the year and remain focused on improving the results of both our business segments and utilizing the Company’s working capital to maximize shareholder value.”

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands. Its complementary suite of high performance components and instruments includes RF combiners and broadband combiner boxes for in-building distributed antenna systems deployments, RF power splitters and diplexers, hybrid couplers, peak power meters, signal analyzers, noise modules, precision noise and generators. The Company serves both commercial and government markets with workflow-oriented, WiFi, WiMAX, satellite, cable, radar, avionics, medical, and computing applications. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support.

Wireless Telecom Group’s website address is http://www.wtcom.com. Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011.

See following Selected Financial Results

Wireless Telecom GroupINC.

25 Eastmans Road Parsippany, NJ 07054

Tel. (973) 386-9696 Fax (973) 386-9191

SELECTED FINANCIAL RESULTS
(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2012	2011	2012	2011
Statement of Operations Data:
Net sales	$ 7,092	$ 6,473	$ 13,994	$ 12,550

Gross profit	3,590	2,918	6,945	5,568

Operating expenses
Research and development	620	572	1,219	1,097
Sales and marketing	1,160	1,220	2,232	2,414
General and administrative	1,201	914	2,333	1,547
Total operating expenses	2,981	2,706	5,784	5,058

Interest and other (income) expense	(22)	(123)	(31)	(129)

Income before income taxes	631	335	1,191	639

Net income	$655	$501	$1,311	$887

Net Income per common share:
Basic	$0.03	$0.02	$0.05	$0.04
Diluted	$0.03	$0.02	$0.05	$0.04

Weighted average shares outstanding:
Basic	24,305	25,062	24,368	25,022
Diluted	24,664	25,160	24,729	25,202

	June 30,	December 31,
	2012	2011
(Unaudited)
Balance Sheet Data:
Cash & cash equivalents	$ 12,411	$ 12,090

Working capital	$ 25,360	$ 24,559

Total assets	$ 39,312	$ 37,702

Total liabilities	$ 5,006	$ 4,489

Shareholders’ equity	$ 34,306	$ 33,213